Exhibit 5.1

[Letterhead of King & Spalding LLP]

191 Peachtree Street
Atlanta, Georgia 30303-1763
(404) 572-4600
www.kslaw.com

March 25, 2004

Serologicals Corporation

5655 Spalding Drive

Norcross, Georgia 30092

Re:          Serologicals Corporation — Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Serologicals Corporation, a Delaware corporation (the “Corporation”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”)  on the date of this letter.  The Registration Statement relates to $130,000,000 aggregate principal amount of the Corporation’s 4.75% Convertible Senior Subordinated Debentures due 2033 (the “Debentures”), and the shares of common stock, par value $0.01 per share, of the Corporation (the “Shares”) into which the Debentures may be converted.  The Debentures and the Shares are referred to herein collectively as the “Securities.”  The Debentures were issued pursuant to an Indenture, dated as of August 20, 2003 (the “Indenture”), between the Corporation and The Bank of New York, as trustee (the “Trustee”).  All of the Securities are being registered on behalf of certain selling securityholders of the Corporation (the “Selling Securityholders”).

As such counsel, we have examined and relied upon the Registration Statement and the Indenture and such other records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all certified, conformed, or photographic copies submitted to us, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

For purposes of the opinions below, we have assumed (1) that the execution and delivery of, and the performance of all obligations under, the Indenture have been duly authorized by all requisite action by the Trustee, (2) that the Indenture has been duly executed and delivered by the Trustee and is a valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms, and (3) that the Trustee has authenticated the Debentures in the manner provided by the Indenture.

The opinions expressed herein are limited in all respects to the laws of the State of New York and the corporate laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(a)  The Debentures have been duly authorized, executed and delivered by the Corporation and constitute valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms, and

(b)  The Shares issuable upon conversion of the Debentures have been duly authorized and reserved for issuance by the Corporation and, when issued upon conversion of the Debentures in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

The opinions contained herein are qualified to the extent that they may be subject to or affected by (1) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or other laws affecting the rights of creditors generally, (2) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (3) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (4) general equitable principles.  We express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court.  In addition, we express no opinion with respect to the enforceability of any provision of the Securities requiring the payment of interest or overdue interest.

We also express no opinion as to any provision of the Securities or any agreement (a) that may be deemed to or construed to waive any right of any party thereto; (b) to the effect that any rights or remedies are not exclusive or that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies; (c) relating to the effect of invalidity or unenforceability of any provision of the Securities or any agreement on the validity or enforceability of any other provisions thereof; (d) requiring the payment of penalties, consequential damages or liquidated damages; (e) which is in violation of public policy; (f) purporting to indemnify any person against his, her or its own negligence or intentional misconduct; (g) providing that the terms of the Securities may not be waived or modified in writing; or (h) relating to choice of law or consent to jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.  This letter is being rendered solely for the benefit of the Corporation in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus that forms a part of the Registration Statement.  In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ King & Spalding LLP

King & Spalding LLP